CREDIT AGREEMENT

                            $8,900,000

                        Dated May 8, 1996


                             between


         FIRST OF AMERICA BANK-ILLINOIS, N.A., as Lender

                               and


           FIRST COMMONWEALTH CORPORATION, as Borrower

                        TABLE OF CONTENTS


SECTION 1. DEFINITIONS AND ACCOUNTING MATTERS.  . . . . . . .   1
     1.1  Certain Defined Terms . . . . . . . . . . . . . . .   1
     1.2  Accounting Terms; Statements of Variation . . . . .   6

SECTION 2.     LOAN . . . . . . . . . . . . . . . . . . . . .   7
     2.1  $8,900,000.00 Loan  . . . . . . . . . . . . . . . .   7
     2.2  Optional Prepayments  . . . . . . . . . . . . . . .   8
     2.3  Payments  . . . . . . . . . . . . . . . . . . . . .   8
     2.4  Computation of Interest . . . . . . . . . . . . . .   8
     2.5  Security  . . . . . . . . . . . . . . . . . . . . .   8

SECTION 3.     FEES . . . . . . . . . . . . . . . . . . . . .   9
     3.1  Origination Fee . . . . . . . . . . . . . . . . . .   9

SECTION 4.     CONDITIONS TO THE LOAN AND ADVANCES UNDER THE
     NOTE . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     4.1  Conditions  . . . . . . . . . . . . . . . . . . . .   9

SECTION 5.     REPRESENTATIONS AND WARRANTIES . . . . . . . .  10
     5.1  Corporate Existence and Structure . . . . . . . . .  10
     5.2  Financial Condition . . . . . . . . . . . . . . . .  10
     5.3  Litigation  . . . . . . . . . . . . . . . . . . . .  10
     5.4  No Breach . . . . . . . . . . . . . . . . . . . . .  10
     5.5  Corporate Action  . . . . . . . . . . . . . . . . .  11
     5.6  Approvals . . . . . . . . . . . . . . . . . . . . .  11
     5.7  ERISA . . . . . . . . . . . . . . . . . . . . . . .  11
     5.8  Taxes . . . . . . . . . . . . . . . . . . . . . . .  11
     5.9  Investment Company Act  . . . . . . . . . . . . . .  11
     5.10 Public Utility Holding Company Act  . . . . . . . .  11
     5.11 Capitalization of the Company and Universal . . . .  11
     5.12 Assets of the Company and its Subsidiaries  . . . .  12
     5.13 Other Agreements  . . . . . . . . . . . . . . . . .  12
     5.14 Agreements  . . . . . . . . . . . . . . . . . . . .  12
     5.15 Solvency  . . . . . . . . . . . . . . . . . . . . .  12
     5.16 Security Documents  . . . . . . . . . . . . . . . .  12
     5.17 Margin Regulations  . . . . . . . . . . . . . . . .  13
     5.18 Use of Proceeds of the Loan . . . . . . . . . . . .  13

SECTION 6.     COVENANTS  . . . . . . . . . . . . . . . . . .  13
     6.1  Information . . . . . . . . . . . . . . . . . . . .  13
     6.2  Litigation  . . . . . . . . . . . . . . . . . . . .  14
     6.3  Corporate Existence Etc . . . . . . . . . . . . . .  14
     6.4  Minimum Consolidated Net Worth  . . . . . . . . . .  15
     6.5  Capital and Surplus . . . . . . . . . . . . . . . .  15
     6.6  Indebtedness  . . . . . . . . . . . . . . . . . . .  15
     6.7  Capital Expenditures  . . . . . . . . . . . . . . .  15
     6.8  Mergers, Acquisitions Sale of Assets Etc. . . . . .  16
     6.9  Restricted Payments . . . . . . . . . . . . . . . .  16
     6.10 Amendments    to    Documents;    Prepayment    of
          Indebtedness  . . . . . . . . . . . . . . . . . . .  16

     6.11 Liens . . . . . . . . . . . . . . . . . . . . . . .  16
     6.12 Issuance of Capital Stock . . . . . . . . . . . . .  16
     6.13 Investment and Joint Ventures . . . . . . . . . . .  16
     6.14 Additional Security Documents . . . . . . . . . . .  16
     6.15 Transactions With Affiliates  . . . . . . . . . . .  17
     6.16 Further Assurances  . . . . . . . . . . . . . . . .  17
     6.17 Compensation  . . . . . . . . . . . . . . . . . . .  17
     6.18 Senior Lender Status  . . . . . . . . . . . . . . .  17
     6.19 Earnings Covenants  . . . . . . . . . . . . . . . .  17
     6.20 Management Agreements . . . . . . . . . . . . . . .  17
     6.21 Risk Based Capital Ratio. . . . . . . . . . . . . .  18
     6.22 Surplus Relief Reinsurance. . . . . . . . . . . . .  18
     6.23 Methods of Calculation. . . . . . . . . . . . . . .  18

SECTION 7.     EVENTS OF DEFAULT. . . . . . . . . . . . . . .  18

SECTION 8.     MISCELLANEOUS  . . . . . . . . . . . . . . . .  20
     8.1  Waiver  . . . . . . . . . . . . . . . . . . . . . .  20
     8.2  Notices . . . . . . . . . . . . . . . . . . . . . .  20
     8.3  Expenses, Etc . . . . . . . . . . . . . . . . . . .  20
     8.4  Amendments Etc  . . . . . . . . . . . . . . . . . .  21
     8.5  Successors and Assigns  . . . . . . . . . . . . . .  21
     8.6  Assignments and Participations  . . . . . . . . . .  21
     8.7  Survival  . . . . . . . . . . . . . . . . . . . . .  21
     8.8  Captions  . . . . . . . . . . . . . . . . . . . . .  21
     8.9  Counterparts  . . . . . . . . . . . . . . . . . . .  21
     8.10 Integration; Severability . . . . . . . . . . . . .  21
     8.11 Governing Law; Submission to Jurisdiction; Etc  . .  22
     8.12 Waiver of Trial by Jury . . . . . . . . . . . . . .  22

                             EXHIBITS


     Exhibit A - Assignment of Policy as Collateral Security  A-1

     Exhibit B - Security Agreement - Pledge  . . . . . . . . B-1

     Exhibit C - Term Note  . . . . . . . . . . . . . . . . . C-1

     Exhibit D - Opinion  . . . . . . . . . . . . . . . . . . D-1






                             ANNEXES


     Annex I   - Liens  . . . . . . . . . . . . . . . . . . . I-1

     Annex II  - List of Subsidiaries . . . . . . . . . . .  II-1

     Annex III - Existing Indebtedness  . . . . . . . . . . III-1

     Annex IV  - Management Agreements  . . . . . . . . . .  IV-1

     Annex V   - Litigation and Other Proceedings . . . . . . V-1

     THIS CREDIT AGREEMENT (this "Agreement" as the same may be amended, modified, supplemented or replaced from time to time) is entered into May 8, 1996, by and between FIRST COMMONWEALTH CORPORATION, a Virginia corporation (the "Company"), and FIRST OF AMERICA BANK-ILLINOIS, N.A. (the "Bank").

     To induce the Bank to extend credit and financial accom-modations to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, intending to be legally bound:

     SECTION 1. DEFINITIONS AND ACCOUNTING MATTERS.

     1.1 CERTAIN DEFINED TERMS. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

     ACQUISITION shall mean any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Company and/or any of its Affiliates (in one transaction or as the most recent transaction in a series of transactions) (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, (b) directly or indirectly acquires control of at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors or (c) directly or indirectly acquires control of a majority ownership interest in any partnership or joint venture.


     ADJUSTED STATUTORY CAPITAL AND SURPLUS shall mean the sum of
(i) the capital of Universal Guaranty Life Insurance Company, an Ohio life insurance company ("Universal"), (ii) Universal's surplus, (iii) the Asset Valuation Reserve of Universal and its insurance company subsidiaries, (iv) the Interest Maintenance Reserve of Universal and its insurance company subsidiaries, (v) the miscellaneous reserves that would be reflected in Exhibit 8, Part G of the Annual Statements of Universal and its subsidiaries, (vi) the non-admitted agent debit balances of Universal and its insurance company subsidiaries, (viii) the provision for policyholders' dividends payable in the following calendar year of Universal and its insurance company subsidiaries, and (ix) the excess, if any, of the market value over the carrying value of the bond portfolio of Universal and its insurance company subsidiaries. Item (i) - (ix) shall each be computed in accordance with Statutory Accounting Practices, which are or would be reflected on the statutory financial statements of Universal or its insurance company subsidiaries as of the date in question.

     AFFILIATE shall mean, with respect to any Person, any other Person or group of affiliated Persons directly or indirectly con-trolling (including without limitation all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power
(a) to vote 20% or more of the securities having ordinary voting power for the election of directors of such other Person or (b) to direct or cause the direction of the management or policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, provided, however, a natural person shall not be considered an Affiliate for purposes of this Agreement.

     APPALACHIAN shall mean Appalachian Life Insurance Company, a
West Virginia life insurance company.

     ASSIGNMENT shall mean collectively those certain Assignments of Policy as Collateral Security in the form of Exhibit A, attached hereto, assigning to the Bank policies of life insurance as collateral security on the lives of James E. Melville and Larry E. Ryherd, each in the amount of Five Million and No/100 Dollars ($5,000,000).

     BASE COMPENSATION shall mean the aggregate amount of compensation, in all forms, paid to the following officers of the
Company: President, Vice Chairman, Senior Executive Vice President, Senior Vice President and Secretary and Senior Vice President - Real Estate; which initial aggregate sum for purposes of this Agreement shall be One Million Four Hundred Thousand and No/100 Dollars ($1,400,000).

     BASE RATE shall mean the floating daily, variable rate of interest determined and announced by the Bank from time to time as its "Base Lending Rate" (without reference to prime or base rate of any other financial institution) which rate may not necessarily be the lowest rate of interest charged by the Bank to any of its customers. The Bank's Base Rate is an "Index" and the actual rate charged to any borrower for a specific loan may be above or below that "Index".

     BASIC RATE shall mean a variable per annum rate of interest equal to the sum of (i) nine sixteenths percent (9/16%) plus (ii) the Base Rate, which Basic Rate shall change when and as the Base
Rate shall change, effective on the day of such change.

     BUSINESS DAY shall mean any day on which commercial banks are not authorized or required to close in Springfield, Illinois.

     CAPITAL EXPENDITURES shall mean (a) expenditures (whether paid in cash or accrued as a liability) for fixed assets, tooling, plant and equipment (including without limitation payments of Capital Lease Obligations), (b) any other expenditures that would be classified as capital expenditures under GAAP and (c) the amount of consideration paid and/or any monetary obligation incurred in respect of the purchase price for any Acquisition.

     CAPITAL LEASE OBLIGATIONS shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this
Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

     CHANGE IN CONTROL shall mean any transaction or series of transactions whether or not by operation of law, contract or otherwise, which result in more than 49% of the Company Capital Stock or substantially all of the assets of the Company being owned legally or beneficially by any Person other than United Trust Group.

     CODE shall mean the Internal Revenue Code of 1986, as amended.

     COMPANY PLEDGE AGREEMENT shall mean a Security Agreement-Pledge executed by the Company in favor of the Bank in substantially the form of Exhibit B attached hereto, whereby the Company shall pledge to the Bank as collateral security for the Loan one hundred percent (100%) of the Stock, as the same may be amended, modified, supplemented or replaced from time to time.

     CONSOLIDATED NET WORTH shall mean, at any date, the amount which would be set forth opposite the caption "total shareholders' equity" (or any like caption) on a consolidated balance sheet of the Company and its consolidated Subsidiaries.

     CREDIT DOCUMENTS shall mean, collectively, this Agreement, the Note, the Security Documents, and any and all other documents executed in connection therewith or as security for the Loan, as the same may be renewed, extended, amended, modified, supplemented or replaced from time to time.

     DEFAULT shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

     DOLLARS and $ shall mean lawful money of the United States of America.

     ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     ERISA AFFILIATE shall mean any corporation or trade or busi-ness which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.

     EVENT OF DEFAULT shall have the meaning assigned to such term in Section 7 hereof.

     FCC NOTES shall mean those certain Promissory Notes made by the Company payable to United Trust Group, Inc., and any and all renewals, extensions, modifications, replacements, supplements or rearrangements thereof, and referred to in the UTG Security Agreement by and among United Trust Group, Inc. and the Lenders, as defined therein, Commonwealth Industries Corporation and the Company.

     GAAP shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

     GUARANTEE shall mean, in respect of any Person, any obliga-tion, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person, including without limitation by means of an agreement to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to maintain financial covenants, or to assure the payment of such Indebtedness by an agreement to make payments in respect of goods or services regardless of whether delivered, or otherwise, provided, that the term "Guarantee" shall not include endorsements for deposit or collection in the ordinary course of business; and such term when used as a verb shall have a correlative meaning.

     INDEBTEDNESS shall mean, as to any Person, without duplica-tion: (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person for the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business which are not overdue by more than 30 days or which are being contested in good faith by appropriate proceedings; (c) all Capital Lease Obligations of such Person; (d) all Indebtedness of others secured by a Lien on any properties, assets or revenue of such Person to the extent of the value of the property subject to such Lien; (e) all Indebtedness of others Guaranteed by such Person; and (f) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers' acceptances.

     INVESTMENT by any Person in any other Person shall mean:

     (a) The amount paid or committed to be paid, or the value of property or services contributed or committed to be contributed, by such first Person for or in connection with any stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such other Person or as a capital contribution to such other Person; and

     (b) the principal amount of any advance, loan or extension of credit by such first Person to such other Person (other than any such advance, loan or extension of credit having a term not exceeding 45 days made by such first Person to its trade customers in the ordinary course of its business) and (without duplication) any amount committed to be advanced, loaned or extended by such first Person to such other Person.

     INVESTMENT STRATEGY shall mean the practice of investing in investments rated higher than BB by Standard and Poors Rating
Service.

     JOINT VENTURE shall mean a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

     LIEN shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, including without limitation the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     LINCOLN shall  mean Abraham  Lincoln  Insurance Company,  an
Illinois insurance company.

     LOAN shall mean the loan from the Bank to the Company pro-vided for in Section 2.1 hereof.

     MANAGEMENT AGREEMENTS shall mean those Management Agreements described in Annex IV, attached hereto.

     MARGIN STOCK shall mean "margin stock" as defined in Regulation U.

     MAXIMUM RATE shall mean the maximum lawful rate of interest permitted by applicable laws, now or hereafter enacted, which interest rate shall change when and as such laws change, to the extent permitted by such laws, effective.

     MULTI-EMPLOYER PLAN shall  mean a  Plan defined  as such  in
Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate and which is covered by Title
IV of ERISA.

     NOTE shall mean the promissory note executed by the Company and payable to the order of the Bank evidencing the Loan, as provided for by Section 2.1 hereof, as the same may be renewed, extended, modified, supplemented, replaced or rearranged at any time.

     OTHER DEBT DOCUMENTS shall mean collectively the FCC Notes and the Other Notes.

     OTHER NOTES shall mean the notes of the Company payable to United Income, Inc. and First Fidelity Mortgage Company, and referenced in Annex III attached hereto, the aggregate principal amount of which shall not exceed One Million Dollars ($1,000,000).

     PBGC shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     PERMITTED LIENS shall mean:

     (a) pledges or deposits by the Company, and/or any Subsidiaries or Affiliate under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of the Company, and/or any Subsidiaries or Affiliate), or leases to which the Company, and/or any Subsidiaries or Affiliate are parties, deposits to secure public or statutory obligations of the Company, and/or any Subsidiaries or Affiliate, deposits with state insurance departments, deposits of cash or U.S. Government bonds to secure surety or appeal bonds or performance bonds to which the Company, and/or any Subsidiaries or Affiliate are parties or which are issued for its account, or deposits for the payment of rent (provided that such deposits as security for the payment of rent are required in the ordinary course of business);

     (b) Liens imposed by law, such as carriers', warehouse-men's, materialmen's and mechanics' liens, or Liens arising out of judgments or awards against the Company, and/or any of its
Subsidiaries  with  respect  to  which the  Company,  and/or  any
Subsidiaries or Affiliate at the time shall currently be prosecuting an appeal or proceedings for review in good faith and by proper procedure;

     (c) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes which are not yet overdue and the payment of which is being contested in good faith by appropriate proceedings;

     (d) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or other Liens incidental to the conduct of the business of the Company, and/or any Subsidiaries or Affiliate or to the ownership of their property which were not incurred in connection with Indebtedness of the Company, and/or any Subsidiaries or Affiliate, which Liens do not in the aggregate materially detract from the value of said properties or materially impair the operation of the business of the Company, and/or any Subsidiaries or Affiliate;

     (e) Liens created in connection with Capital Lease Obli-gations, provided that such Liens do not encumber any property other than the property financed by the capital lease under which such Capital Lease Obligations exist;

     (f)  Liens existing  on any assets acquired  by the Company, and/or  any Subsidiaries  or  Affiliate (subject  to Section  6.6 hereof) or created at the time of acquisition of such assets to secure purchase money Indebtedness;

     (g) Liens existing on the date hereof in respect of property, assets or revenues of the Company, Subsidiaries and their Subsidiaries listed on Annex I hereto;

     (h)  Liens created pursuant to the Security Documents;

     (i) Statutory liens held by policy holders of the Company, the Subsidiaries or an Affiliate.

     (j) extensions, renewals, refinancings or replacements of any Permitted Liens referred to above, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal, refinancing or replacement is limited to the property originally encumbered thereby.

     PERSON shall mean  any individual, corporation, partnership,
trust,   joint  venture,  unincorporated   association  or  other
enterprise or any government or any agency, instrumentality or political subdivision thereof.

     PLAN shall mean an employee benefit plan established or maintained by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multi-Employer Plan.

     POST-DEFAULT RATE shall mean, in respect of any principal of the Loan or any other amount whatsoever payable by the Company under this Agreement or the Note which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on and including the due date of such amount to but not including the date such amount is paid in full equal to five percent (5%) per annum above the Base Rate as it varies from time to time.

     REGULATION U shall mean Regulation U of the Board of Governors of the Federal Reserve System (or any successor thereto), as the same may be amended or supplemented from time to time.

     RISK  BASED CAPITAL RATIO  shall mean the  ratio of Adjusted
Capital to Authorized Control Level Risk Based Capital, as defined by the National Association of Insurance Commissioners.

     RESTRICTED PAYMENTS shall mean: (a) any declaration or pay-ment of dividends of the Company or any of its Affiliates (in
cash,  property   or  obligations)  on,  or   other  payments  or
distributions on account of (whether made by the Company or any of its Affiliates), or the setting apart of money for a sinking or other analogous fund (whether made by the Company or any of
its   Affiliates)  for,  the  purchase,  redemption,  prepayment, retirement  or other acquisition of,  any shares of  any class of
stock  of  the Company,   or  any  Subsidiaries; (b)  any payment
(whether made by the Company or any of its Affiliates) on account of the purchase, redemption, prepayment, defeasance (including, but not limited to, in-substance or legal defeasance) or other acquisition or retirement for value of any Indebtedness of the Company or any of its Affiliates which is subordinated to the prior payment of the Loan (including without limitation the Subordinated Debt); and (c) any payment of management, financial advisory, investment banking or similar fees by the Company or any of its Affiliates to any Person, except management fees paid by the Company or any of its Affiliates under existing or future management contracts which have been, or
will be,  furnished to the Bank and approved by  the   applicable
state insurance commission or other insurance regulatory authority and by the Bank in writing.

     SEC shall mean the Securities and Exchange Commission or any successor thereto.

     SECURITY DOCUMENTS shall mean, collectively, the Company Pledge Agreement, the Assignment, and any and all other documents executed in connection therewith or as security for the Note, as the same may be amended, modified, supplemented or replaced from time to time.

     SENIOR AFFILIATE  means United  Trust  Group, United  Trust,
Inc. and United Income, Inc..

     SENIOR INDEBTEDNESS shall mean all Indebtedness of the Com-pany and its Affiliates other than the FCC Notes and the Other
Notes.

     STATUTORY ACCOUNTING PRACTICES shall mean accounting practices prescribed or permitted by state insurance laws applicable to, or state insurance regulatory authorities with jurisdiction over, the Company or any of its Affiliates, applied on a consistent basis and to the extent described in financial statements submitted to such state insurance regulatory authorities or any other Person.

     STATUTORY CAPITAL AND SURPLUS shall mean, with respect to Universal and its Subsidiaries, the capital and surplus of Universal and its Subsidiaries which is or would be reflected as such on a balance sheet of Universal as of the date in question, prepared in accordance with Statutory Accounting Practices.

     STOCK  shall mean the Universal Capital Stock, as defined in
Section 5.11.

     SUBSIDIARY shall mean, with respect to any Person, any cor-poration or other entity of which at least a majority of the out-standing securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

     SURPLUS   RELIEF  shall   mean  any   reinsurance  agreement
involving insurance business currently in force which results in a direct increase in capital and surplus in the aggregate in excess of One Hundred Thousand Dollars ($100,000).

     UNITED SECURITY    shall  mean  United   Security  Assurance
Company, an Ohio insurance company.

     UNIVERSAL shall mean Universal Guaranty Life Insurance Co., an Ohio life insurance company.

     UTG SECURITY AGREEMENT shall mean that certain Security Agreement dated June 16, 1992 between United Trust Group, Inc. and certain shareholders of Commonwealth Industries Corporation, First Commonwealth Corporation, and Commonwealth Industries Corporation.

     WHOLLY-OWNED SUBSIDIARY shall mean, with respect to any Person, any Subsidiary of such Person all of the shares of capital stock (and all rights and options to purchase such shares) of which, other than directors' qualifying shares, are owned, beneficially and of record, by such Person or another Wholly-Owned Subsidiary of such Person.

     1.2  ACCOUNTING TERMS; STATEMENTS OF VARIATION.

          (a) All accounting terms used herein shall (except as otherwise expressly provided herein) be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Bank hereunder shall be prepared, in accordance with either (i) GAAP applied on a basis consistent with that used in the preparation of prior financial statements, or (ii) Statutory Accounting Practices applied on a basis consistent with that used in the preparation of prior financial statements.


          (b) The Company shall deliver to the Bank at the same time as the delivery of any annual or quarterly financial statement under Section 6.1 hereof a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements and reasonable estimates of the differences between such statements arising as a consequence thereof.

          (c)  Except   as  otherwise  provided  herein,  if  any
changes in accounting principles from those used in the preparation of the financial statements referred to in Section
6.1 hereof are hereafter required or permitted by either (i) the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), or (ii) state insurance laws applicable to, or state insurance regulatory authorities with jurisdiction over, the Company or any of its Affiliates, and are adopted by the
Company and its Subsidiaries with the agreement of its independent certified public accountants or in accordance with state insurance law or with the permission of any state insurance commission or other state insurance regulatory authority, and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms in or relating to Section 6 hereof, the parties hereto agree to enter into discussions with a view to amending such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of the Company and its Subsidiaries shall be the same after such changes as if such changes had not been made, provided that no change in GAAP and no change in Statutory Accounting Practices that would affect the method of calculation of any of said financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Bank, to so reflect such change in accounting principles.

          (d) The Company shall maintain its accounts and the accounts of its Subsidiaries on the basis of a fiscal year ending
December 31 of each year.

     SECTION 2.     LOAN.

     2.1 $8,900,000.00 LOAN. Subject to and upon the terms, conditions, covenants and agreements contained herein, the Bank agrees to lend to the Company the sum of $8,900,000.00 to be evidenced by the Company's promissory note payable to the order of the Bank in substantially the form of Exhibit C, attached hereto. The principal amount from time to time outstanding under the Note shall bear interest during each day the loan evidenced thereby at a variable per annum rate equal to the lesser of (i) the Basic Rate, as it varies, or (ii) the Maximum Rate, as it varies. Notwithstanding the foregoing, if at any time the Basic Rate shall exceed the Maximum Rate and thereafter the Basic Rate shall become less than the Maximum Rate, the rate of interest payable thereunder shall be the Maximum Rate until the Bank shall have received the amount of interest which the Bank would have received if the Basic Rate had not been limited by the Maximum Rate during the period of time the Basic Rate exceeded the Maximum Rate. All past due principal and interest thereunder, whether due as a result of acceleration of maturity or otherwise, shall bear interest at the lesser of (x) the Post-Default Rate, as it varies, or (y) the Maximum Rate, as it varies, from the date payment thereof shall have become due until same shall have been discharged by payment. The principal of and interest to accrue on the Note shall be due and payable as follows:

     (a)  Interest to accrue on the outstanding principal balance
of   the  Note  shall  be  due   and  payable  in  quarter-annual
installments as it accrues, with the first such installment of interest to be due and payable three (3) months from the date hereof, and a subsequent installment of interest to be due and payable on the same day of each succeeding third calendar month thereafter until May 8, 2005, on which date the then remaining unpaid principal balance of the Note and all accrued unpaid interest thereon shall be due and payable in full; and

     (b) The principal balance of the Note shall be due and payable as follows: (i) an installment of principal in the amount of $1,000,000 shall be due and payable on May 8, 1997, and (ii) installments of principal in the amount of $1,000,000 shall be payable on May 8 of each year thereafter until May 8, 2005, when the then remaining unpaid balance of principal of the Note and all accrued unpaid interest thereon shall be due and payable in full.

     (c) All renewals, extensions, modifications, replacements and rearrangements of the Note, if any, shall be deemed to be made pursuant to this Agreement and, accordingly, shall be subject to the terms and provisions hereof, and the Company shall be deemed to have ratified and confirmed, as of such renewal, extension, modification, replacement or rearrangement date, and on any borrowing date hereunder, all of the representations, warranties, covenants and agreements set forth herein.

     (d) The Bank may require payment in full of the Note at any time after (i) the fourth (4th) anniversary of the Note, or (ii) the separation from employment or change in position from that position held with the Company on the date hereof, of any of Larry E. Ryherd, James E. Melville or Thomas F. Morrow, or (iii) A.M. Best shall have rated Universal below C+ (the "Call Option"). The Bank shall exercise the Call Option, if at all, by giving written notice of its election (the "Call Notice") to Company, in which event the Note, and any other sums due under the Credit Documents, shall be due and payable three hundred sixty five (365) days after the date the Call Notice is given.

     2.2 OPTIONAL PREPAYMENTS. The Company, at its option without notice, premium or penalty, may prepay the Note in full at any time or from time to time in part, upon payment of accrued interest to the date of prepayment on the Note or the portion of the unpaid principal amount thereof to be paid. Subject to
Section 2.3(c) hereof, all optional prepayments of principal shall be applied to the principal of the Note in inverse order of maturity.

     2.3  PAYMENTS.

     (a) All payments of principal of and interest on the Note shall be made to the Bank at its office described in Section 8.2 hereof.

     (b) Whenever any payment of principal of or interest on the Note shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day and interest shall be payable for such extended time at the rate of interest with respect thereto in effect at the due date.

     (c) All payments under the Note, whether designated as principal or interest, shall be applied first, to any expenses, damages or other amounts for which the Bank may be entitled to reimbursement hereunder or under any of the other Credit Documents; second, to accrued unpaid interest under the Note; and third, to the principal balance of the Note.

     2.4 COMPUTATION OF INTEREST. Interest on the unpaid princi-pal amount of the Note from time to time outstanding shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

     2.5 SECURITY. Payment of the Note and the performance of all obligations of the Company under the Credit Documents, whether now existing or hereafter arising, will be secured, directly or indirectly, by a first priority perfected security interest, assignment, pledge, or Lien, as the case may be, in and upon the following described property and assets:

     (a)  One  hundred percent  (100%) of  the Universal  Capital
Stock, which security interest, pledge or assignment will be evidenced by the Company Pledge Agreement; and

     (b)  All of the life insurance evidenced by the Assignment.

     The Company agrees to execute, acknowledge and deliver to the Bank such instruments, security agreements, security agreement-pledges, guaranty agreements, statements, assignments and financing statements, in form and substance acceptable to the Bank as in the good faith and discretion of counsel for the Bank may be necessary to enforce, grant to the Bank and perfect in the United States the security interests, liens, pledges, and assignments on or of the collateral; provided, however, that if any requests by the Bank for execution of any such instruments shall be made after the first draw hereunder, then such instruments shall conform as closely as possible to the instruments executed at closing and shall not contain any terms or provisions which require the Company to take any action or perform any act which is not required by the documents executed at closing. The Company and the Bank agree that all collateral now or hereafter securing the Note and/or the obligations of the Company under the Credit Documents also shall secure any and all other indebtedness and liabilities now or hereafter owing by any of the Company to the Bank.

     SECTION 3.     FEES.

     3.1  ORIGINATION FEEe.    Upon  execution of  this Agreement,
the Company shall pay to the Bank as an origination fee for the Loan an amount equal to Fifty Thousand and No/100 Dollars
($50,000.00) (the "Fee").

     SECTION 4.     CONDITIONS TO THE LOAN AND ADVANCES UNDER THE
NOTE.

     4.1 CONDITIONS. Any obligation of the Bank to make the Loan or advance any funds under the Note is subject to complete satisfaction of all of the following conditions precedent (but no advance made before satisfaction of any such conditions shall be deemed to be a waiver thereof in respect to any subsequent advance):

     (a) This Agreement, duly executed and delivered by the Company;

     (b) The Note to the Bank duly executed and delivered by the Company;

     (c)  The  Company  Pledge  Agreement,    duly  executed  and
delivered by the Company;

     (d) The Assignment, duly executed and delivered by the Company; and

     (e)  The   other  Security   Documents  duly   executed  and
delivered to the Bank, and

     (f) Certified copies of the certificate of incorporation and by-laws (or equivalent documents) of the Company and of resolutions of its Board of Directors authorizing the making and performance by the Company of this Agreement, the Note and the Company Pledge Agreement, and the other Security Documents to which it is a party, and the transactions contemplated hereby and thereby.

     (g) A certificate of appropriate officers of the Company in respect of each of its officers (i) who is authorized to execute and deliver, as the case may be, this Agreement, the Note and each of the Security Documents to which it is a party, and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purpose of signing documents and giving notices and other communications in connection with this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby (and the Bank may conclusively rely on such certificate until it receives notice in writing from the Company, as the case may be, to the contrary);

     (h) Receipt by the Bank of the certificates evidencing the shares of Stock to be pledged by the Company pursuant to the Security Documents, accompanied by undated stock powers duly executed in blank;

     (i) An opinion of Fagel & Haber, counsel to the Company, dated as of the date hereof, in substantially the form of Exhibit
D hereto;

     (j) Such other documents as the Bank or counsel to the Bank shall reasonably request.

     (k) (i) No Default shall have occurred and be continuing and (ii) the representations and warranties made by the Company herein and in the Security Documents to which it is a party shall be true on and as of such date with the same force and effect as if made on and as of such date.

     (l) Payment of the Fee to the Bank specified in Section 3.1 hereof.

     SECTION 5.     REPRESENTATIONS AND WARRANTIES.

     The Company represents and warrants to the Bank as follows:

     5.1 CORPORATE EXISTENCE AND STRUCTURE. The Company, and the Subsidiaries are corporations duly organized and validly existing in good standing under the laws of the jurisdiction of their respective organizations; have all requisite corporate power, and have all material governmental licenses, authorizations, consents and approvals necessary to own their respective assets and carry on their respective businesses as now being or as proposed to be conducted; and are qualified to do business in all jurisdictions in which the nature of the business conducted by them makes such qualification necessary and where failure so to qualify would have a material adverse effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of the Company, or any of the Subsidiaries.

     5.2 FINANCIAL CONDITION. The audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 1995 and the related consolidated statements of earnings and changes in financial position of the Company and its consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Kerber, Eck & Braeckel, LLP, heretofore furnished to the Bank, fairly present the consolidated financial condition of the Company and its consolidated Subsidiaries as at said date and the consolidated results of their operations for the period covered thereby, all in accordance with GAAP applied on a consistent basis. Neither the Company, nor any of its Subsidiaries had on said date any material contingent liabilities, other than as disclosed in Annex V, liabilities for past due taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet or the notes thereto as at said date. Since December 31, 1995 there has been no material adverse change in the assets, prospects, business, operations, financial condition, liabilities or capitalization of the Company and its consolidated Subsidiaries taken as a whole or the Company from that set forth in said financial statements as at said date.

     5.3 LITIGATION. Except as disclosed in Annex V attached hereto, there are no legal or arbitration proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or to the Company's knowledge threatened against the Company, or any of its Subsidiaries which are likely to have a material adverse effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of the Company, any of its Subsidiaries, or on the timely payment of the principal of or interest on the Loan or the enforceability of this Agreement, the Note or any of the other Credit Documents, or the rights and remedies of the Bank hereunder or thereunder.

     5.4 NO BREACH. The execution and delivery of this Agreement, the Note or any of the other Credit Documents, or the consummation of the transactions herein and therein contemplated or performance or compliance with the terms and provisions hereof or thereof, will not conflict with or result in a breach of, or require any consent other than consent already obtained under:

     (a) the charter or by-laws of the Company, or any of its Subsidiaries, or

     (b) any applicable law, rule or regulation (including without limitation Regulations G, T, U or X of the Board of Governors of the Federal Reserve System), or

     (c) any law, statute, regulation, rule, order, writ, injunction or decree of any court or governmental authority or agency applicable to or binding on the Company, any of its Subsidiaries, or any of their respective properties or assets, or

     (d) Any agreement or instrument to which the Company, any of its Subsidiaries, or any of their respective properties or assets, is a party or by which it is bound, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the properties, assets or revenue of the Company, any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.

     5.5 CORPORATE ACTION. The Company has all necessary corporate power and authority to make and perform this Agreement, the Note, and each of the other Credit Documents executed or to be executed by it; the making and performance by the Company of this Agreement, the Note, and each of the other Credit Documents executed or to be executed by it, have been duly authorized by all necessary corporate action on its part; and this Agreement constitutes, and the Note when executed and delivered by the Company for value will constitute, and each of the other Credit Documents constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that enforcement may be limited by applicable bank-ruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     5.6 APPROVALS. No authorizations, approvals or consents of, which have not been obtained and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the making or performance by the Company of the Note or for the making or performance by the Company of this Agreement or any of the other Credit Documents executed or to be executed by it, or for the validity or enforceability thereof.

     5.7 ERISA. The Company and each of its ERISA Affiliates has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any material liability to the PBGC or any Plan or Multi-Employer Plan, other than an obligation to fund or make contributions to any such Plan in accordance with its terms and in the ordinary course.

     5.8 TAXES. The Company, each of its Subsidiaries, have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes shown to be due pursuant to such returns or pursuant to any assessment received by them, except those taxes being contested in good faith by proper proceedings and for which adequate reserves are being maintained.

     5.9 INVESTMENT COMPANY ACT. Neither the Company, nor any of its Subsidiaries is an "investment company", or a company
"controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     5.10 PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Company, nor any of its Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.11 CAPITALIZATION OF THE COMPANY AND UNIVERSAL.

     (a) The authorized capital stock of the Company (the "Company Capital Stock") consists of 25,000,000 shares of common stock, par value $1.00 per share, of which 23,967,545 shares are issued and outstanding on the date hereof. All such outstanding shares of the Company Capital Stock are fully paid and nonassessable. The Company shall not have any capital stock other than the Company Capital Stock. The Company is a Subsidiary of United Trust Group. As of the date hereof, the Company has only the Subsidiaries listed on Annex II hereto. There are no outstanding subscriptions, options, warrants, calls, rights (including preemptive rights) or other agreements or commitments of any nature relating to the Company Capital Stock or any capital stock of any of its Subsidiaries.

     (b) The authorized capital stock of Universal (the "Universal Capital Stock") consists of 400,000 shares of common stock, par value $1.00 per share, of which 400,000 shares are issued and outstanding on the date hereof. All such outstanding shares of Universal Capital Stock are fully paid and non-assessable, and one hundred percent (100%) of such outstanding shares are owned beneficially and of record by the Company, free and clear of all Liens and encumbrances whatsoever. The outstanding capital stock of Universal consists only of Universal Capital Stock, and the Company owns and has good title to free and clear of all Liens and encumbrances whatsoever, and has the unencumbered right to vote, one hundred percent (100%) of the outstanding shares of the Universal Capital Stock. There are no outstanding subscriptions, options, warrants, calls, rights (including preemptive rights) or other agreements or commitments of any nature relating to the Universal Capital Stock. Universal shall not have any capital stock other than the Universal Capital Stock. The only direct Subsidiary of Universal is United Security Assurance Company.

     5.12 ASSETS OF THE COMPANY AND ITS SUBSIDIARIES.  T   h   e
Company, and each of its Subsidiaries has good and marketable title to all of its properties and assets, free and clear of all Liens (except Permitted Liens).

     5.13 OTHER AGREEMENTS. As of the date hereof, no default exists under the FCC Notes and no Event of Default, as defined in the UTG Security Agreement, exists and no circumstance exist which, with the passage of time, would constitute such and Event of Default, and the UTG Security Agreement has not been amended or otherwise modified, not have any of its provisions been waived, except pursuant to a written agreement, a copy of which has been provided to the Bank.

     5.14 AGREEMENTS.

     (a) Neither the Company, nor its Subsidiaries, is a party to any agreement or instrument or subject to any restriction that has or is likely to have a material and adverse effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of the Company.

     (b) Neither the Company, nor its Subsidiaries, is in default in any manner that could materially and adversely affect the assets, prospects, business, operations, financial condition, liabilities or capitalization of the Company, and/or its Subsidiaries, or the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party.

     5.15 SOLVENCY.

     (a) The fair saleable value of the assets of the Company respectively exceeds and will, immediately following the making of the Loan, exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Company as they mature.

     (b) Neither the Company, nor Subsidiaries respectively, has or will have, immediately following the making of the Loan, unreasonably small capital to carry out its business as conducted or as proposed to be conducted.

     (c) Neither the Company, nor Subsidiaries respectively, intends to, or believes that it will, incur debts beyond its ability to pay such debts as they mature.

     5.16 SECURITY DOCUMENTS. On and after the date hereof, the Security Documents create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and Lien on all of the properties covered thereby in favor of the Bank, superior to and prior to the rights of all third Persons and subject to no other Liens (other than Permitted Liens). The respective pledgor, assignor or grantor, as the case may be, has good and marketable title to all such properties free and clear of all Liens (other than Permitted Liens).

     5.17 MARGIN REGULATIONS. Neither the making of the Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

     5.18 USE OF PROCEEDS OF THE LOAN. The proceeds of the Loan will be used by the Company to refinance indebtedness evidenced by that certain Credit Agreement between the Company and First Bank of Gladstone dated as of December 11, 1989, as amended.

     SECTION 6.     COVENANTS.

     Until payment in full of the principal of and interest on the Loan and all other amounts payable by the Company hereunder:

     6.1  INFORMATION.   The Company shall deliver or cause to be
delivered to the Bank:

     (a) as soon as available and in any event within 50 days after the end of each fiscal quarter of the Company, consolidated statements of earnings and cash flows of the Company and its consolidated Subsidiaries for such quarter and for the period from the beginning of the respective fiscal year to the end of such quarter, and the related consolidated balance sheet as at the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of the principal financial officer of the Company, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Company and its consolidated Subsidiaries in accordance with GAAP consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and to the absence of footnote disclosures);

     (b) as soon as available and in any event within 95 days after the end of each fiscal year of the Company, consolidated statements of earnings and cash flows the Company and its consolidated Subsidiaries for such year and the related con-solidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants satisfactory to the Bank, which opinion shall state without qualification that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company and its consolidated Subsidiaries as at the end of, and for, such fiscal year.

     (c) promptly upon their becoming available, copies of all registration statements and annual, periodic or other regular reports, and such proxy statements and other information, as shall be filed by the Company or any of its Subsidiaries with the SEC, any national securities exchange or any governmental authority (including, without limitation, any state insurance commission or other insurance regulatory authority);

     (d) promptly upon the mailing thereof to the shareholders of the Company or any of its Subsidiaries generally, copies of all financial statements, reports and proxy statements so mailed;

     (e) as soon as possible, and in any event within ten days after the Company or any ERISA Affiliate knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multi-Employer Plan have occurred or exist, a statement signed by a senior officer of the Company setting forth details respecting such event or condition and the action, if any, which the Company or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Company or an ERISA Affiliate with respect to such event or condition):

               (i)  any reportable  event, as defined  in Section
     4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section

     4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or
     Section 302 of ERISA shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code);

               (ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan;

               (iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multi-Employer Plan that such action has been taken by PBGC with respect to such Multi-Employer Plan;

               (iv) the complete or partial withdrawal by the Company or any ERISA Affiliate under Section 4201 or 4205 of ERISA from a Multi-Employer Plan, or the receipt by the Company or any ERISA Affiliate of notice from a Multi-Employer Plan that is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and

               (v) the institution of a proceeding by a fidu-ciary of any Multi-Employer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which pro-ceeding is not dismissed within 30 days;

     (f)  promptly after  the Company knows that  any Default has
occurred,  notice  of  such   Default,  describing  the  same  in
reasonable detail and describing the steps being taken to remedy the same;

     (g) promptly upon delivery of any notice or communication to the Company of any notice required to be given pursuant to the Other Debt Documents, including demands for payment and notices of default, a copy thereof to the Bank (but only to the extent such notice or communication has not previously been given to the Bank hereunder);

     (h) promptly from time to time such other information as reasonably requested by the Bank regarding (i) the business, affairs, operations or condition (financial or otherwise) of the Company, or any of its Subsidiaries, (ii) compliance by the Company with respect to its obligations contained herein or in any of the other Credit Documents, or (iii) the transactions contemplated hereby.

The Company will furnish to the Bank, at the time the Company furnishes each set of financial statements pursuant to clauses
(a) or (b) above, a certificate of the principal financial officer of the Company to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the steps being taken to remedy the same) and including such other information as the Bank may from time to time request to be included in such certificate.

     6.2 LITIGATION. The Company will promptly give to the Bank notice of all legal or arbitration proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, affecting the Company, and/or its Subsidiaries, which, if adversely determined, might have a material adverse effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of the Company, and/or its Subsidiaries, or on the timely payment of the principal of or interest on the Loan or the enforceability of this Agreement, the Note or any of the other Credit Documents, or the rights and remedies of the Bank hereunder.

     6.3 CORPORATE EXISTENCE ETC. The Company shall, and shall cause each of the Subsidiaries to:

     (a) preserve and maintain its corporate existence and all of its material rights, privileges and franchises;

     (b) comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory
authorities  or   agencies  if   failure  to  comply   with  such
requirements  would materially  and adversely affect  the
assets,  prospects,  business,  operations,  financial condition,
liabilities  or   capitalization   of  the  Company,  and/or  its
Subsidiaries, or the timely payment of the principal of or interest on the Loan or the enforceability of this Agreement, the Note or any of the other Credit Documents, or the rights and remedies of the Bank hereunder or thereunder;

     (c) pay and discharge all taxes, assessments and govern-mental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

     (d) maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

     (e) permit representatives of the Bank, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Bank; and

     (f)  keep  insured  by   financially  sound  and   reputable
insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

     6.4  MINIMUM CONSOLIDATED NET WORTH.    The   Company  shall
not permit Consolidated Net Worth (based on GAAP) on any date to be less than four hundred percent (400%) of the outstanding balance of the Note.

     6.5  CAPITAL AND SURPLUS.

     (a) The Company shall not permit the Statutory Capital and Surplus of Universal and its Subsidiaries to be less than Six
Million Five Hundred Thousand and No/100 Dollars ($6,500,000) on any date.

     (b) The Company shall not permit the sum of its cash or cash equivalents plus Adjusted Statutory Capital and Surplus of Universal to be less than Fifteen Million and No/100 Dollars
($15,000,000) on any date.

     6.6 INDEBTEDNESS. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume, incur or suffer to exist any Indebtedness except:

     (a) Indebtedness of the Company under this Agreement, the Note and the other Credit Documents;

     (b) Indebtedness of the Company and its Subsidiaries not exceeding an aggregate principal amount of one hundred fifty thousand and No/100 Dollars ($150,000) at any one time outstanding, other than Indebtedness described in Sections 6.6(a), 6.6(c), 6.6(d) and 6.6(e);

     (c) Indebtedness owing by any Subsidiary or Affiliate of the Company to the Company, or by any such Subsidiary or Affiliate to any other such Subsidiary or Affiliate.

     (d)  Indebtedness evidenced by the FCC Notes; and

     (e)  Indebtedness evidenced by the Other Notes.

     6.7  CAPITAL EXPENDITURES.    The  Company  shall  not,  and
shall  not permit  any  of  its  Subsidiaries  to,  make  Capital
Expenditures for any fiscal year in an aggregate amount exceeding two hundred fifty thousand and No/100 Dollars ($250,000).

     6.8  MERGERS, ACQUISITIONS SALE OF ASSETS ETC.    Without
the prior written consent of the Bank, the Company shall not, and shall not permit any of its Subsidiaries to, consolidate or merge with, or sell, lease, assign, transfer or otherwise dispose of all or any part of its business or assets to or be a party to any Acquisition of any other Person, other than:

     (a) sales of assets in the ordinary course of the business of the Company, and/or its Subsidiaries or Affiliates; and

     (b) the disposition of obsolete or worn-out fixed assets, plant, equipment or other property no longer required by or useful to the Company, and/or its Subsidiaries or Affiliates in connection with the operation of its business.

     6.9 RESTRICTED PAYMENTS. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, make any Restricted Payment, except (i) payments of dividends by any Subsidiary of the Company to the Company or any other Subsidiary of the Company; and (ii) so long as no Event of Default exists under this Agreement, the Company may make payment under the FCC Notes as and when required, but not more than ten (10) days in advance of the date payment is due; and (iii) so long as no Event of Default exists under this Agreement, the Company may make payments of interest only under the Other Notes as and when required by the terms thereof.

     6.10 AMENDMENTS TO DOCUMENTS; PREPAYMENTS OF INDEBTEDNESS.

     (a) The Company shall not amend or otherwise modify any provision of the Other Debt Documents.

     (b) The Company shall not at any time exercise any option or right under the Other Debt Documents to prepay, redeem, defease or make any payment the effect of which is to prepay, redeem or defease any of the FCC Notes or Other Notes.

     6.11 LIENS. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur or permit to exist any Lien on or in respect of any of its properties, assets or revenues, now or hereafter acquired, securing Indebtedness or other obligations, except (a) Permitted Liens and (b) the Liens created pursuant to the Security Documents.

     6.12 ISSUANCE OF CAPITAL STOCK.    The  Company  shall  not,
and shall not permit any of its Subsidiaries to, issue any additional shares of capital stock or any options, warrants or other rights therefor.

     6.13 INVESTMENT AND JOINT VENTURES.
     (a) Without the prior written consent of the Bank, which consent may be withheld by the Bank in its sole discretion, the Company shall not and shall not permit Appalachian, Lincoln, Universal or United Security to (i) alter the Investment Strategy, or (ii) after the date hereof, invest in real estate mortgages, the amount of which when aggregated with the amount mortgages invested in after the date hereof by Appalachian, Lincoln, Universal and United Security exceeds Five Million and No/100 Dollars ($5,000,000) at any one time; or (iii) invest in the aggregate more than Seven Hundred Fifty Thousand and No/100 Dollars ($750,000) in any other investments permitted by applicable state insurance laws.

     6.14 ADDITIONAL SECURITY DOCUMENTS. Promptly upon any Person becoming a direct Subsidiary of the Company, the Company shall promptly notify the Bank thereof and, if requested by the Bank, pledge the shares of capital stock of such Person pursuant to a Security Agreement-Pledge in form and substance satisfactory to the Bank; and the Company agrees to cause such Person to execute and deliver such other documentation as the Bank may reasonably require, including without limitation favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above, subject to customary exceptions).

     6.15 TRANSACTIONS WITH AFFILIATES. The Company shall not, at any time hereafter, and shall not permit any of its Subsidiaries at any time hereafter to, directly or indirectly, (a) make any Investment in an Affiliate, (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate other than as expressly permitted herein, (c) merge or consolidate with or purchase or acquire any assets from an Affiliate, (d) guarantee or assume any obligations of an Affiliate, or (e) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate; provided that (i) any Affiliate who is an indi-vidual may serve as a director, officer or employee of the Company, or any of its Subsidiaries and receive compensation or indemnification in connection with his or her services in such capacity, (ii) the Company and any of its Subsidiaries may enter into any sale, lease or similar transaction with an Affiliate in the ordinary course of business if the monetary or business con-sideration arising therefrom would be substantially as advanta-geous to the Company, or such Subsidiary as the monetary or business consideration which would obtain in a comparable arm's length transaction with a Person not an Affiliate.

     6.16 FURTHER ASSURANCES. The Company shall do all things as may be reasonably required by the Bank and execute and deliver to the Bank such documents and other instruments ("Supplemental Instruments") in form and substance reasonably satisfactory to the Bank, as may be required in order to create and maintain the validity and priority of the Lien of any of the Security Documents. The Company shall cause any such Supplemental Instrument to be recorded or filed in the appropriate office, shall pay any recording taxes, charges or fees incurred in connection therewith, and shall reimburse the Bank for all reasonable out-of-pocket costs, fees and expenses incurred by the Bank in connection with the execution and delivery of any such Supplemental Instrument.

     6.17 COMPENSATION. In any calendar year, the Company shall not increase the aggregate Base Compensation of its executive officers by greater than one hundred fifteen percent (115%) over the Base Compensation paid to those officers in the aggregate in the immediately preceding calendar year.

     6.18 SENIOR LENDER STATUS

     (a) Within sixty (60) days after the date hereof, the Company shall deliver to the Bank the written acknowledgement of Lenders acknowledging that the Bank is a Senior Lender and that the security interest of the Lenders in the Collateral is subject to the Lien of the Bank.

     (b) Capitalized terms used in this Section 6.18 but not defined in this Agreement shall have the meaning given to them in the UTG Security Agreement.

     6.19 EARNINGS COVENANTS. The Company shall not permit:

     (a) The sum of (i) pre-tax earnings of Universal and its Subsidiaries (based on Statutory Accounting Practices) and (ii) the pre-tax earnings of the Company, before interest expense and non-cash charges (based on parent only GAAP practices) shall not be less than two hundred percent (200%) of the Company's interest expense on all of its debt service; and

     (b) The sum of (i) the combined after-tax earnings of Universal and its Subsidiaries (based on Statutory Accounting Practices) and (ii) the after-tax earnings plus non-cash charges of the Company (based on parent only GAAP practices) shall not be less than two hundred percent (200%) of the Company's principal payments due during the year on all of its debt service; provided, however, that so long as no Event of Default exists under the Credit Documents and Universal's Risk Based Capital Ratio shall not be less than 2.5 to 1.0, the Bank shall waive the Company's compliance with this covenant.

     6.20 MANAGMENT AGREEMENTS.   After  the  occurrence  of  an
Event of Default, the Subsidiaries shall make no payment to each other or to the Company pursuant to the Management Agreements which is in the aggregate in excess of the amount needed by the Company to service the Note and make other payments to the Bank required by the Credit Documents.

     6.21 RISK BASED CAPITAL RATIO. The Company shall not permit Universal's ratio of Risk Based Capital Ratio to be less than 2.5 to 1.0 at December 31, 1996, 2.75 to 1.0 at December 31, 1997 and 3.0 to 1.0 at December 31, 1998 and at all times thereafter. Compliance with this covenant shall be evidenced by quarterly certification from the Company's chief financial officer.

     6.22 SURPLUS RELIEF REINSURANCE.   The  Company  shall   not
permit any Subsidiary to enter into any Surplus Relief treaty.

     6.23 METHODS OF CALCULATION. The Company shall not, and shall not permit any Subsidiary, without the prior written consent of the Bank, to change the methods or assumptions used to calculate statutory reserves and for statutory reporting purposes. If the use of practices of accounting otherwise permitted by applicable law (the "Other Practices") but not used by the Company or the Subsidiaries on the date hereof, are later used, such Other Practices shall not be permissible if the result of their use causes compliance with Sections 6.5(b) or 6.21.

SECTION 7.     EVENTS OF DEFAULT.

     If  one  or  more of  the  following  events (herein  called
"Events of Default") shall occur and be continuing:

     (a) Within seven (7) days following written notice from the Bank, the Company shall default in the payment of any principal of the Loan; or the Company shall default in the payment of interest on the Loan or any fee or other amount payable by it hereunder; or

     (b) The Company, and/or its Subsidiaries shall default in the payment when due of any principal of or interest on any of its or their other Indebtedness beyond any applicable grace periods; or any other event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity; or

     (c) Any representation, warranty or certification made or deemed made in this Agreement or in any of the other Credit Documents by the Company, and/or its Subsidiaries, or any certificate furnished to the Bank pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

     (d)  Within thirty (30)  days following written notice  from the Bank,  the  Company  shall  default  in  the  performance  or
observance  of  any  term,  covenant,  agreement   or  obligation
hereunder or under any of the other Credit Documents; or

     (e)  The  Company  or  any   of  its  Subsidiaries  (each  a
"Specified Party") shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

     (f) Any Specified Party shall (i) apply for or consent in writing to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assign-ment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect),
(iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any action for the purpose of effecting any of the foregoing; or

     (g) A proceeding or case shall be commenced, without the application or consent of any Specified Party, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, for the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver,  custodian, liquidator  or the  like of  such Specified
Party
or of all or any substantial part of its assets, or (iii) similar relief in respect of such Specified Party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against any Specified Party shall be entered in an involuntary case under the Bankruptcy Code; or

     (h) A final judgment or judgments for the payment of money in excess of $100,000.00 in the aggregate shall be rendered by a court or courts against any Specified Party and the same shall not be discharged (or provision shall not be made for such dis-charge), or a stay of execution thereof shall not be procured, within 45 days from the date of entry thereof and such Specified Party shall not, within said period of 45 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; except for policyholder suits for which adequate provision has been made on the books of the Specified Party; or

     (i) An event or condition specified in Section 6.1(e) hereof shall occur or exist with respect to any Plan or Multi-- Employer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur a liability to a Plan, a Multi-Employer Plan or PBGC (or any combination of the foregoing) in excess of $25,000.00; or

     (j) One or more of the Security Documents shall cease to be in full force and effect, or shall cease to give the Bank the Liens, rights, powers and privileges purported to be created thereby (including without limitation a first priority perfected security interest in and Lien on all of the properties covered thereby), in favor of the Bank, subject to no equal or prior Liens (other than Permitted Liens); or

     (k)  Any material  adverse  change occurs  in the  condition
(financial or otherwise) of the Company, and/or its Subsidiaries;
or

     (l) Any governmental authority or agency shall determine or declare that the Company or any of its Subsidiaries is insolvent; or any governmental authority or agency shall intervene in the affairs of the Company, or the Subsidiaries in a manner which has a material adverse effect upon the financial conditions of the Company or the Subsidiaries or their ability to conduct their business, including, but not limited to issuance of a consent order or an order of impairment covering the Company or any Subsidiaries; or any governmental authority or agency shall take possession of any of the assets, property or business of the Company or any of its Subsidiaries; or any governmental authority or agency shall take any action to vacate or revoke any charter, license or other authorization to engage in the insurance business of the Company or any of its Subsidiaries, or gives any notice of its intent to terminate the status of any Subsidiary of the Company as a licensed insurance company; or any governmental authority or agency shall appoint a liquidator or receiver to take charge of the affairs, assets and/or business of the Company or its Subsidiaries if the declaration, intervention or action is not vacated or dismissed within sixty (60) days after it is made or taken by the governmental authority or agency; or

     (m)  Any  of  the authorized  Capital Stock  of Appalachian,
United Security or Lincoln shall be mortgaged, pledged, assigned, charged, encumbered or subject to a security interest of any kind; or

     (n) An event of default shall occur under the FCC Notes, the UTG Security Agreement or the Other Notes; or

     (o)  A Change in Control; or

     (p) Without the prior written consent of the Bank, which consent may be withheld in the sole discretion of the Bank, the occurrence of any transaction or series of transactions by which a majority (in number of votes) of the capital stock or substantially all of the assets of any Senior Affiliate shall be acquired, whether through purchase of assets, merger or otherwise, by any other Senior Affiliate or any Person.

THEREUPON: (i) in the case of an Event of Default other than an Event of Default referred to in clause (f), (g) or (l) of this
Section 7, the Bank may, at its option, declare the principal amount then outstanding under the Note, all accrued unpaid interest thereon, and all other amounts payable by the Company under this Agreement and the Note to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of protest, notice of acceleration, notice of intention to accelerate or other formalities or notices of any kind, all of which are hereby expressly waived by the Company, except as provided above, and
(ii) in the case of the occurrence of an Event of Default referred to in clause (f), (g) or (l) of this Section 7, the principal amount then outstanding under the Note, all accrued unpaid interest thereon, and all other amounts payable by the Company under this Agreement and the Note shall become automatically immediately due and payable without presentment, demand, protest, notice of protest, notice of acceleration, notice of intention to accelerate or other formalities or notices of any kind, all of which are hereby expressly waived by the Company.

SECTION 8.     MISCELLANEOUS.

     8.1 WAIVER. No failure on the part of the Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any of the other Credit Documents shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege under this Agreement or any of the other Credit Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law or equity.

     8.2 NOTICES. All notices and other communications provided for herein (including, without limitation, any waivers or consents under this Agreement) shall be given or made by Federal Express or other national overnight courier, messenger delivery or certified mail, return receipt requested (each communication given by any of such means to be deemed to be "in writing" for purposes of this Agreement) to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties hereto. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by Federal Express or other national overnight courier, messenger delivery or certified mail, return receipt requested, or when personally delivered or, in the case of a mailed notice, upon deposit with the United States Postal
Service, postage prepaid, in each case given or addressed as aforesaid.

     8.3 EXPENSES, ETC. The Company agrees (a) to pay or reim-burse the Bank on demand for the reasonable out-of-pocket costs and expenses of the Bank (including without limitation the reasonable fees and expenses of Howard & Howard in connection with (i) the negotiation, preparation, execution and delivery of this Agreement, the Note and any of the other Credit Documents, and the making of the Loan hereunder and (ii) any amendment, modification, waiver or extension of any of the terms of this Agreement, the Note or any of the other Credit Documents, (b) to pay or reimburse the Bank for all reasonable out-of-pocket costs and expenses of the Bank (including reasonable counsels' fees and expenses) in connection with the enforcement of this Agreement, the Note or any of the other Credit Documents or any rights or remedies of the Bank thereunder, or at law, or in equity, and all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, the Note or any of the other Credit Documents and (c) to pay filing and recording fees relating to, and taxes and other charges incurred in connection with perfecting, maintaining and protecting, the Liens created or contemplated to be created pursuant to the Security Documents. The Company hereby indemnifies the Bank and its directors, officers, employees, agents and affiliates from, and agrees to hold each of them harmless against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) and reasonable expenses that arise out of or in any way relate to or result from the making of the Loan hereunder or the other transactions contemplated hereby or thereby, including, without limitation, any investigation or litigation or other proceedings (whether or not such indemnified person is a party to any action or proceeding out of which any of the foregoing arise), other than any of the foregoing to the extent incurred by reason of the gross negligence or wilful misconduct of the person to be indemnified. The Bank shall not be responsible or liable to the Company or any other

Person for any consequential damages which may be alleged as a result of this Agreement or any action or omission by the Bank in connection therewith or the transactions contemplated thereby.

     8.4  AMENDMENTS ETC.     Except   as   otherwise   expressly
provided in this Agreement, any provision of this Agreement or any of the other Credit Documents may be amended only by an instrument in writing signed by the Company, and the Bank.

     8.5  SUCCESSORS AND ASSIGNS.  This   Agreement    shall   be
binding uponand inure to thebenefit of the partieshereto and its-legal representatives, successors and permitted assigns.

     8.6  ASSIGNMENTS AND PARTICIPATIONS.

     (a) The Company may not assign its rights or obligations hereunder or under any of the other Credit Documents without the prior written consent of the Bank.

     (b) The Bank may assign the Loan, the Note or any other Credit Document, without the prior consent of the Company. Upon notice to the Company of any assignment permitted hereunder, the assignee shall have, to the extent of such assignment, the obligations, rights and benefits of the Bank assigned to it and the Bank shall, to the extent of such assignment, be released from any obligation under the Loan, this Agreement or any of the other Credit Documents so assigned.

     (c) The Bank may sell to one or more other Persons ("Participants") a participation in all or any part of the Loan. All amounts payable by the Company to the Bank hereunder (including without limitation under Section 3 hereof) shall be determined as if the Bank had not sold any participations and as if the Bank were funding the Loan in which participations have been sold in the same way that it is funding the portion of the Loan in which no participations have been sold. In no event shall the Bank be obligated to the participant under the participation agreement to take or refrain from taking any action hereunder or under any of the other Credit Documents (including without limitation granting approval of any amendment or waiver) except that the Bank may agree in the participation agreement that it will not, without the consent of the participant, agree to (i) the extension of any date fixed for the payment of principal of or interest on the Loan, (ii) the reduction of any payment of principal thereof, (iii) the reduction of the rate at which interest is payable thereon or (iv) the release or termination of any Lien created by any of the Security Documents (except as expressly provided for therein).

     (d) The Bank may furnish any information concerning the Company or any of its Subsidiaries in the possession of the Bank from time to time to assignees and participants (including prospective assignees and participants).

     8.7  SURVIVAL. The  obligations of the Company under Section
8.3 hereof shall survive the repayment of the Loan.

     8.8  CAPTIONS. Captions   and  section   headings  appearing
herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

     8.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

     8.10 INTEGRATION; SEVERABILITY. This Agreement, together with the Note, the Security Documents, and all other Credit Documents, constitutes the entire agreement of the parties thereto, and supersedes all prior agreements and understandings, both written and oral. No course of dealing between the parties, no course of performance, no usage of trade, and no parol evidence of any nature shall be used to supplement or modify any term of this Agreement, the Note, the Security Documents, or any of the other Credit Documents. If any clause, provision or section of this

Agreement, the Note, any of the Security Documents or any of the other Credit Documents shall be held illegal or invalid by any court, the validity of such clause, provision or section shall not effect any of the remaining clauses, provisions or sections of this Agreement, the Note, any of the Security Documents, or any of the other Credit Documents, and the same shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein or therein. In case any agreement or obligation contained this Agreement, the Note, any of the Security Documents or any of the other Credit Documents shall be held to be in part a violation of law, then such agreement or obligation shall be enforced to the fullest extent permitted by law.

     8.11 Governing Law; Submission to Jurisdiction; Etc.   THIS
AGREEMENT, THE NOTE AND THE OTHER CREDIT DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY ILLINOIS STATE OR UNITED STATES FEDERAL COURT SITTING IN SPRINGFIELD, ILLINOIS OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE, OR ANY OF THE OTHER CREDIT DOCUMENTS, AND THE COMPANY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE OR FEDERAL COURT. THE COMPANY WAIVES ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO ANY ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS. NOTHING IN THIS SECTION 8.11 SHALL AFFECT THE RIGHT OF THE BANK TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE COMPANY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

     8.12 Waiver of Trial by Jury. THE COMPANY HEREBY WAIVES TRIAL BY JURY IN ANY LAWSUIT, ACTION, PROCEEDING, COUNTERCLAIM, OR CROSSCLAIM ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS.

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

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





                SIGNATURE PAGE TO CREDIT AGREEMENT

                                   THE COMPANY:

                                   FIRST COMMONWEALTH CORPORATION



                                        James E. Melville
                                   By:_____________________________________
                                        James E. Melville
                                   Its: Senior Executive Vice President

Attest:                            Address for Notices:

George E. Francis
_____________________________      5250  South Sixth  Street Road
George E. Francis, Secretary       Springfield, Illinois 62705


rfm\foa-ill\first.cmw\credagr.cln

                SIGNATURE PAGE TO CREDIT AGREEMENT


                                   THE BANK:


                                   FIRST OF AMERICA BANK-ILLINOIS, N.A.



                                        Michael L. McGlasson
                                   By:__________________________________
                                        Michael L. McGlasson
                                   Its: Senior Vice President

                                   Address for Notices:_________________
                                                       _________________
                                                       _________________







rfm\foa-ill\first.cmw\credagr.cln